As filed with the Securities and Exchange Commission on April 20, 2011
File No. 333-173513
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8711 (Primary Standard Industrial Classification Code Number)	22-3341267 (I.R.S. Employer Identification No.)

195 Clarksville Road
Princeton Junction, New Jersey 08550
(609) 716-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael C. Keefe, Esq.
Executive Vice President and General Counsel
Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550
(609) 716-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Sheldon G. Nussbaum, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
(212) 318-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Mistras Group, Inc. is filing this Pre-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-173513) (the “Registration Statement”) for the sole purpose of amending the Exhibit Index, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this Explanatory Note and Part II of the Registration Statement, the Signatures and the Exhibit Index of the Registration Statement.

Part II

Information not required in prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the fees and expenses incurred or expected to be incurred by the registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

Securities and Exchange Commission registration fee		$14,703
New York Stock Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving		*
Fees and expenses of the transfer agent or trustee		*
Miscellaneous		*

Total	$	*

*	Estimated expenses are not presently known because they depend upon, among other things, the number of offerings that will be made pursuant to this registration statement, the amount and type of securities being offered and the timing of such offerings. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement on Form S-3. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors, officers and other employees against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors, officers or other employees must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The registrant has adopted provisions in its bylaws which provide that it will indemnify, to the full extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by the registrant or in its right, by reason of the fact that such person is or was a director or officer of the registrant, or while such person is or was a director or officer of the registrant, is or was serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under the DGCL or federal law. In addition, the registrant’s board of directors may in its discretion indemnify any person other than an officer or director made a party to any action by virtue of his or her employment with the registrant.

As permitted by Section 102(b)(7) of the DGCL, the registrant’s second amended and restated certificate of incorporation provides that a director shall not be personally liable to the registrant or its shareholders for monetary damages for a breach of fiduciary duty unless the breach: (i) relates to the duty of loyalty; (ii) involves intentional misconduct or knowing violation of law; (iii) involves payment of unlawful dividends, stock purchases or redemptions; or (iv) involves a transaction from which the director derived an improper personal benefit.

In addition, the registrant has entered into indemnification agreements with its directors and executive officers to indemnify them against certain liabilities which may arise by reason of their status. The registrant also maintains directors’ and officers’ liability insurance for its officers and directors.

Item 16.	Exhibits.

The Exhibits listed on the Exhibit Index of this registration statement are filed herewith or are incorporated herein by reference to other filings.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Princeton Junction, State of New Jersey, on the 20th day of April, 2011.

MISTRAS GROUP, INC.

By:	/s/ Michael C. Keefe
Michael C. Keefe
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sotirios J. Vahaviolos Sotirios J. Vahaviolos	Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	April 20, 2011
/s/ Francis T. Joyce Francis T. Joyce	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 20, 2011
* Daniel M. Dickinson	Director	April 20, 2011
* James J. Forese	Director	April 20, 2011
* Richard H. Glanton	Director	April 20, 2011
* Michael J. Lange	Director	April 20, 2011
* Ellen T. Ruff	Director	April 20, 2011
* Manuel N. Stamatakis	Director	April 20, 2011

* By:	/s/ Michael C. Keefe
Michael C. Keefe
(Attorney-in-fact)

Exhibit index

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act:

Exhibit
number		Exhibit title

1	.1*	Form of Underwriting Agreement
1	.2*	Form of Subscription Agreement
3	.1(1)	Second Amended and Restated Certificate of Incorporation of the registrant, as currently in effect
3	.2(1)	Amended and Restated Bylaws of the registrant, as currently in effect
4	.1(1)	Specimen Common Stock Certificate of the registrant
4	.2*	Specimen Preferred Stock Certificate of the registrant
4	.3†	Form of senior indenture, to be entered into between the registrant and the trustee designated therein
4	.4*	Form of senior note with respect to each particular series of senior notes issued hereunder
4	.5†	Form of subordinated indenture to be entered into between the registrant and the trustee designated therein
4	.6*	Form of subordinated note with respect to each particular series of subordinated notes issued hereunder
4	.7*	Form of Warrant with respect to each warrant issued hereunder
4	.8*	Certificate of designation, preferences and rights with respect to any preferred stock issued hereunder
4	.9*	Form of Depositary Agreement with respect to the depositary shares
5	.1†	Opinion of Fulbright & Jaworski L.L.P.
12	.1†	Statement of Computation of Ratio of Earnings to Fixed Charges
23	.1†	Consent of PricewaterhouseCoopers LLP
23	.2†	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)
24	.1†	Power of Attorney (see page II-7)
25	.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of designated trustee under the senior indenture
25	.2**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of designated trustee under the subordinated indenture

†	Previously filed.

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, in connection with the offering of securities.

**	To be filed, if necessary, on Form 305B2 in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.

(1)	Incorporated by reference to the same numbered exhibit of the registrant’s registration statement on Form S-1 (File No. 333-151559), declared effective by the Securities and Exchange Commission on October 7, 2009.